Valhi, Inc. Three Lincoln Centre 5430 LBJ Freeway, Suite 1700 Dallas, Texas 75240-2697	Exhibit 5.1

March 11, 2019
Valhi, Inc.
Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas  75240-2697

Ladies and Gentlemen:

I am Vice President, Associate General Counsel and Assistant Secretary of Valhi, Inc., a Delaware corporation (the “Company”), and am an employee of Contran Corporation, a Delaware corporation that is an indirect parent corporation of the Company.   I am rendering my opinion in connection with the filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), the sale from time to time of up to 14,372,970 shares of common stock, par value $0.01 per share, of the Company by the selling stockholders named in the Registration Statement (the “Securities”).

I have been provided with a copy of the Registration Statement and the prospectus (the “Prospectus”) forming a part thereof. I have examined the Registration Statement, the Prospectus and originals or copies of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, I have, without independent inquiry or investigation, assumed that (i) all documents submitted to me as originals are authentic and complete, (ii) all documents submitted to me as copies conform to authentic, complete originals, (iii) all documents filed as exhibits to the Registration Statement that have not been executed will conform to the forms thereof, (iv) all signatures on all documents that I reviewed are genuine, (v) all natural persons executing documents had and have the legal capacity to do so, (vi) all statements in certificates of public officials and officers of the Company that I reviewed were and are accurate and (vii) all representations made by the Company as to matters of fact in the documents that I reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, I am of the opinion that the issuance of the Securities was duly authorized and the Securities are validly issued, fully paid and non-assessable.

I am a member of the Bar of the State of Texas, and the foregoing opinion is limited to the General Corporation Law of the State of Delaware.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and further consent to the reference to my name under the caption “Legal Matters” in the Prospectus. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Jane R. Grimm

Jane R. Grimm
Vice President, Associate General Counsel
and Assistant Secretary